Exhibit 99.1

TransEnterix, Inc. Reports Operating Results for the First Quarter 2014

•	Completed Pre-Submission FDA Filing for SurgiBot™ System in March 2014

•	Announced First Human Cases using Advanced Energy Device in April 2014

•	Raised $56.4 Million in Gross Proceeds from Public Offering of Common Stock in April and May 2014

•	Began trading on NYSE MKT under ticker symbol TRXC in April 2014

RESEARCH TRIANGLE PARK, N.C., May 7, 2014 (BUSINESS WIRE) – TransEnterix, Inc. (NYSE MKT: TRXC), a medical device company that is pioneering the use of flexible instruments and robotics to improve minimally invasive surgery, today announced its operating and financial results for the first quarter 2014.

“We have had a great start to the year and have now achieved two key milestones– the FDA pre-submission related to the SurgiBot and the launch of our Advanced Energy Device,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “In addition, we completed a significant public offering to raise the capital required to support the commercialization of our SurgiBot System. We also completed our up-listing on the NYSE MKT.”

Financial Results

Comparison of Selected Consolidated Financial Results (in thousands, except net loss per share)

Three Months Ended March 31,

	2014	2013
Total revenue	$93	$329
Net loss	$7,479	$4,777
Net loss per share	$0.15	$4.43
Weighted average common shares	48,850	1,078

Revenue was $93 thousand in the first quarter of 2014, representing a 72% decrease from revenue of $329 thousand in the first quarter of 2013. The decrease in revenue was due to lower sales volumes of the SPIDER® Surgical System as a result of the planned reduction in our U.S. sales force headcount. TransEnterix continues to primarily focus its resources on the development of the SurgiBot System.

Research and development expenses were $5.0 million in the first quarter of 2014, compared with $2.8 million in the first quarter of 2013. The increase in expenses was attributable to higher personnel-related costs as we continue to increase headcount in our research and development and regulatory functions as well as an increase in other expenses related to product development of our SurgiBot System.

Sales and marketing expenses for the first quarter of 2014 were $406 thousand compared to $512 thousand in the first quarter of 2013. The decrease was primarily related to lower personnel-related costs as we reduced our direct sales and marketing personnel. We also lowered expenditures for demonstration products and other marketing expenses.

General and Administrative expenses for the first quarter of 2014 were $1.6 million compared to $685 thousand in the first quarter of 2013. The increase was primarily due to higher staffing costs, greater costs associated with stock based compensation, and increased costs associated with being a public company.

Net loss in the first quarter of 2014 was $7.5 million compared to a net loss of $4.8 million in the first quarter of 2013.  Net loss per common share was $0.15 in the first quarter of 2014 based on 48.9 million weighted average common shares outstanding compared to a net loss per share of $4.43 in the first quarter of 2013 based on 1.1 million weighted average common shares outstanding.

Cash, cash equivalents and short term investments were $8.6 million as of March 31, 2014. Pro forma for the equity offering completed on May 5, 2014, cash, cash equivalents and short term investments would have been $60.9 million.

Recent Developments

On March 31, 2014, we announced that, pursuant to the FDA’s Pre-Submission Program, we completed a pre-submission filing with the U.S. Food and Drug Administration (“FDA”) to request additional feedback from the FDA regarding our planned 510(k) filing for the SurgiBot™ system.

On April 16, 2014 we announced the first human cases performed using our recently launched fully flexible advanced energy device. The SPIDER Flex Ligating Shears, which has received 510(k) clearance from the U.S. Food and Drug Administration, is designed to deliver full flexibility and 360° articulation to the surgeon while offering ligation and division with direct thermal energy in various laparoscopic surgical procedures.

On April 21, 2014 we announced the pricing of an underwritten public offering of 12,500,000 shares of common stock and on May 5, 2014, we announced that the underwriters of this offering partially exercised the over-allotment option granted at the time of the offering and purchased an additional 1,610,000 shares of common stock. Net proceeds from the public offering and associated exercise of the overallotment option are expected to be approximately $52.3 million. In conjunction with the offering, our common stock began trading on the NYSE MKT under the symbol “TRXC.”

Conference Call

TransEnterix, Inc. will host a conference call on Wednesday, May 7, 2014 at 4:30 PM ET to discuss its first quarter operating and financial results. To listen to the conference call on your telephone, please dial (888) 572-7025 for domestic callers or (719) 325-2448 for international callers ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio webcast or the archived recording, use the following link http://ir.transenterix.com/events.cfm.

Financial Statements

On September 3, 2013, SafeStitch Medical, Inc. (now TransEnterix, Inc.) and TransEnterix Surgical, Inc., formerly known as TransEnterix, Inc., consummated a merger transaction (the “Reverse Merger”) whereby TransEnterix Surgical, Inc. merged with a merger subsidiary of SafeStitch Medical, Inc., with TransEnterix Surgical, Inc. as the surviving entity in the merger. As a result of the merger, TransEnterix Surgical, Inc. became a wholly owned subsidiary of SafeStitch Medical, Inc. On December 6, 2013, SafeStitch Medical, Inc. changed its corporate name to TransEnterix, Inc.

The Reverse Merger has been accounted for as a reverse acquisition under which TransEnterix Surgical, Inc. was considered the acquirer of SafeStitch Medical, Inc. As such, the financial statements of TransEnterix Surgical, Inc. are treated as the historical financial statements of the combined company, with the results of SafeStitch Medical, Inc. being included from September 3, 2013.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of flexible instruments and robotics to improve minimally invasive surgery. The company is focused on the development and commercialization of the SurgiBot™ system, a minimally invasive surgical robotic system that allows the surgeon to be patient-side within the sterile field. For more information, visit the company’s website at www.transenterix.com.

Forward Looking Statements

This press release includes statements relating to the SurgiBot System and our current regulatory and commercialization plans for the System. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations and include whether we will begin SurgiBot first-in-man cases in the 2014 third quarter, whether we submit our SurgiBot System regulatory filings in the 2014 fourth quarter, and whether we will be able to bring the SurgiBot System to the market. Factors that could cause our results to differ materially from those described include, but are not limited to, whether the SurgiBot System’s 510(k) application(s) will be cleared by the U.S. FDA, whether the combined company will be successful in 2014 and beyond, the pace of adoption of our product technology by surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success and market opportunity of our continuing and new product development efforts, including the SurgiBot System, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 5, 2014 as amended, and other filings we make with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Westwicke Partners
Investor Contact:
Mark Klausner, 443-213-0501
transenterix@westwicke.com

TransEnterix, Inc.
Media Contact:
Mohan Nathan, 919-917-6559
mnathan@transenterix.com

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Sales	$93	$329
Operating Expenses
Cost of goods sold	220	882
Research and development	5,011	2,781
Sales and marketing	406	512
General and administrative	1,614	685

Total Operating Expenses	7,251	4,860

Operating Loss	(7,158)	(4,531)

Other Expense
Interest expense, net	(321)	(246)

Total Other Expense, net	(321)	(246)

Net Loss	$(7,479)	$(4,777)

Other comprehensive income (loss)	—	—

Comprehensive loss	$(7,479)	$(4,777)

Net loss per share — basic and diluted	$(0.15)	$(4.43)

Weighted average common shares	48,850	1,078
outstanding — basic and diluted

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

	March 31, 2014	December 31, 2013

Assets	(unaudited)
Current Assets
Cash and cash equivalents	$4,160	$10,014
Short-term investments	4,469	6,191
Accounts receivable, net	52	188
Interest receivable	73	68
Inventory, net	651	701
Other current assets	771	593

Total Current Assets	10,176	17,755

Restricted cash	250	375
Property and equipment, net	1,891	1,864
Intellectual property, net	2,616	2,741
Trade names, net	9	10
Goodwill	93,842	93,842
Other long term assets	105	127

Total Assets	$108,889	$116,714

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,858	$1,804
Accrued expenses	1,531	1,406
Note payable — current portion	3,965	3,879

Total Current Liabilities	7,354	7,089
Long Term Liabilities
Note payable — less current portion	3,578	4,602

Total Liabilities	10,932	11,691
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at March 31, 2014 and December 31, 2013; 48,855,255 and 48,841,417 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	49	49
Additional paid-in capital	203,651	203,238
Accumulated deficit	(105,743)	(98,264)

Total Stockholders’ Equity	97,957	105,023

Total Liabilities and Stockholders’ Equity	$108,889	$116,714

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Operating Activities
Net loss	$(7,479)	$(4,777)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	286	352
Amortization of debt issuance costs	22	27
Stock-based compensation	405	65
Changes in operating assets and liabilities:
Accounts receivable	136	281
Interest receivable	(5)	16
Inventory	50	(109)
Other current and long term assets	(178)	(52)
Restricted cash	125	—
Accounts payable	54	410
Accrued expenses	125	192

Net cash and cash equivalents used in operating activities	(6,459)	(3,595)

Investing Activities
Proceeds from sale and maturities of investments	1,722	907
Purchase of property and equipment	(187)	(69)

Net cash and cash equivalents provided by investing	1,535	838
activities

Financing Activities
Payment of debt	(938)	—
Proceeds from exercise of stock options	8	—

Net cash and cash equivalents used in financing activities	(930)	—

Net decrease in cash and cash equivalents	(5,854)	(2,757)
Cash and Cash Equivalents, beginning of period	10,014	8,896

Cash and Cash Equivalents, end of period	$4,160	$6,139

Supplemental Disclosure for Cash Flow Information
Interest paid	$179	$190